EXHIBIT 10.18

YUME, INC.

2017 Cash Incentive Plan

Purpose. The purpose of this 2017 Cash Incentive Plan (this “Plan”) is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain performance goals related to the performance of YuMe, Inc. (the “Company”). The Plan is administered by the Committee, which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein and to adopt rules and regulations to implement the Plan as it deems necessary, and its determinations shall be final and binding on all participants. The “Committee” shall mean the Compensation Committee of the Board of Directors.

Participants.   The participants in this Plan shall be the executive officers of the Company and such other employees of the Company as determined by the Chief Executive Officer (each a “Participant”). Those executive officers and other employees of the Company who are compensated under a sales incentive plan may be eligible to participate in this Plan as determined by the Committee with respect to executive officers and the Chief Executive Officer with respect to other employees.

Plan Period. This Plan shall cover the applicable 12-month or shorter period during 2017 specified by the Committee for a Participant (the “Plan Period”).

Performance Measure. The Committee shall select the performance measure or measures to be applied each Plan Period which may be selected from any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, region, or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee: cash flow (including operating cash flows or free cash flow), revenue (on an absolute basis or adjusted for currency effects), cost of revenue, traffic acquisition costs, gross margin, operating expenses or operating expenses as a percentage of revenue, earnings (which may include earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings, and may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or adjusted to exclude any or all non-GAAP items), earnings per share (on a GAAP or non-GAAP basis), growth in any of the foregoing measures, stock price, return on equity or average stockholders’ equity, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, economic value added, operating income, operating profit, controllable operating profit, or net operating profit, net profit, net income, operating margin, cash conversion cycle, market share, contract awards or backlog, overhead or other expense reduction, strategic plan development and implementation, succession plan development and implementation, improvement in workforce diversity, customer indicators, new product invention or innovation, attainment of research and development milestones, improvements in productivity, attainment of objective operating goals and employee weighting factors.

The Committee may appropriately adjust any evaluation of achievement of performance measures to exclude any of the following events that occur during a Plan Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

Incentive Target. The incentive target during the Plan Period for each Participant who is an executive officer shall be an amount specified by the Committee as of the beginning of the Plan Period. The incentive target during the Plan Period for each Participant who is not an executive officer shall be an amount specified by the Chief Executive Officer as of the beginning of the Plan Period.

Incentive Calculation. The two weighting factors that will be used to determine the annual incentive payment to each Participant will be: (i) a Company performance multiplier based on the performance measures selected by the Committee for the Plan Period; and (ii) an individual performance multiplier based upon performance versus individual objectives for the Participant. The weighting factors shall be established by the Committee. The individual performance of each Participant shall be determined by the Company’s Chief Executive Officer, provided that the Chief Executive Officer’s performance shall be determined by the Committee.

The Committee shall establish minimum thresholds for the performance measures during the Plan Period that must be exceeded before an incentive is earned. After the end of each Plan Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the performance measures applicable to each Participant for the Plan Period were achieved or exceeded. The incentive amount earned by a Participant under this Plan shall be determined by multiplying the Participant’s incentive target by both the Company performance multiplier and the Participant’s individual performance multiplier, if applicable, against the achievement of the performance measure(s) established by the Committee for the Plan Period or as otherwise determined by the Committee.

Incentive Payments. The applicable incentive payment under this Plan for a Participant, if any, shall be paid once annually within 60 days of the end of the Plan Period, subject to the terms and conditions of this Plan or as otherwise determined by Company’s Chief Executive Officer (except with respect to his payment or that of his direct reports which shall be determined by the Committee). Unless otherwise determined by the Committee, a Participant must be employed on the date the applicable incentive payment is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

General Provisions.   The Committee reserves the right to terminate or modify this Plan for any reason at any time prior to the date of payment, and any future incentive plan shall be at the discretion of the Committee or the Board of Directors. Participating in this Plan does not guarantee participation in future incentive plans. This Plan supersedes in its entirety any previous incentive or bonus plan that may have been in existence with respect to the Plan Period, and any such plans shall be null and void with respect to the Plan Period. Any rule, decision or interpretation by the Committee shall be conclusive and binding on the Company and on all Participants, and shall be given the maximum deference permitted by law. Incentive payments represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to the Company.

Participation in this Plan does not constitute an agreement to employ the Participant for any length of time and shall not restrict the Company’s right to terminate the employment of the Participant for any reason and at any time.

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any incentive payment shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law. No incentive payment made under the Plan shall be intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly.

Six-Month Hold Back.  To the extent (i) any payments to which a Participant becomes entitled under this Plan in connection with termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) a Participant is deemed at the time of such termination of employment to be a key employee under Section 416(i) of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of Participant’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to Participant in one lump sum. For all purposes under this Plan, “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

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